As filed with the Securities and Exchange Commission on September 28, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	73-1541378
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5199 N. Mingo Road

Tulsa, OK 74117

(Address of Principal Executive Offices)

Global Power Equipment Group Inc.

2008 Management Incentive Plan

(Full Title of the Plan)

Tracy D. Pagliara

General Counsel, Secretary and

Vice President of Business Development

5199 N. Mingo Road

Tulsa, OK 74117

(918) 488-0828

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	1,280,000	$14.90	$19,072,000	$1,360

(1)	This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 1,280,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of Global Power Equipment Group Inc. (the “Registrant”) issuable, or available for issuance pursuant to restricted stock unit awards granted, under the Global Power Equipment Group Inc. 2008 Management Incentive Plan (the “Plan”). This Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the Registrant, or other similar change, that results in an increase in the number of the Registrant’s outstanding shares of Common Stock or shares of Common Stock issuable pursuant to awards granted under the Plan.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The fee with respect to the shares of Common Stock registered herein is based on the average of the high and low sale prices of the Registrant’s shares of Common Stock on September 22, 2010, as reported on the NASDAQ Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of the Global Power Equipment Group Inc. 2008 Management Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Commission, are incorporated herein by reference:

1.	The Registrant’s Amendment No. 3 to Registration Statement on Form 10 (File No. 001-16501) filed with the Commission on July 30, 2010 (the “Form 10”);

2.	The Registrant’s Quarterly Report on Form 10-Q for the Registrant’s fiscal quarter ended June 30, 2010; and

3.	The description of the shares of the Registrant’s Common Stock included in the Form 10, under the heading titled “Common Stock.”

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered hereby have been sold or that deregisters all such securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article Eight of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of fiduciary duty, to the fullest extent permitted by the DGCL. Under the DGCL, directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability: (a) for any breach of the duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL (providing for director liability for unlawful payments of dividends or unlawful stock repurchases or redemptions); or (d) for any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve the Registrant’s directors from complying with federal or state securities laws.

Section 145 of the DGCL grants each Delaware corporation the power to indemnify its directors and officers against liability for certain of their acts. Article Eight of the Certificate of Incorporation provides, to the fullest extent permitted by law, for mandatory indemnification of the Registrant’s directors and officers and advancement of expenses incurred by such directors and officers in relation to any action, suit or proceeding, except as may otherwise be provided in the Registrant’s by-laws.

Article IV of the Registrant’s Second Amended and Restated By-Laws (the “By-Laws”) provides that the Registrant will, to the fullest extent permitted by law, indemnify each person who is or was the Registrant’s director or officer and may, to the fullest extent permitted by law, indemnify each person who is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (except that in derivative actions, such indemnification is mandatory). An officer or director will not be entitled to indemnification if (a) the officer or director did not act in good faith and in a manner reasonably believed by him or her to be in, or not opposed, to the Registrant’s best interests, or (b) the officer or director is subject to criminal action or proceedings and had reasonable cause to believe his or her conduct was unlawful.

In addition, in derivative actions, no indemnification will be made in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such officer or director is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems appropriate.

The Registrant’s employment agreements with its named executive officers generally provide for indemnification of the executive officers in accordance with the By-Laws. The Registrant also carries directors’ and officers’ liability insurance to insure its directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on September 28, 2010.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/S/ TRACY D. PAGLIARA
Tracy D. Pagliara
General Counsel, Secretary and Vice President of Business Development

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID L. KELLER* David L. Keller	President, Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2010

/S/ DAVID L. WILLIS* David L. Willis	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2010

/S/ CHARLES MACALUSO* Charles Macaluso	Chairman of the Board of Directors	August 11, 2010

/S/ CARL BARTOLI* Carl Bartoli	Director	August 11, 2010

/S/ TERENCE CRYAN* Terence Cryan	Director	August 11, 2010

/S/ EUGENE I. DAVIS* Eugene I. Davis	Director	September 21, 2010

/S/ FRANK E. WILLIAMS, JR.* Frank E. Williams, Jr.	Director	August 11, 2010

The undersigned, by signing his name hereto, executes this Registration Statement pursuant to the power of attorney executed by the above-named persons and filed with the Commission as Exhibit 24 hereto.

*By:	/S/ TRACY D. PAGLIARA
Tracy D. Pagliara, Attorney-in-Fact

GLOBAL POWER EQUIPMENT GROUP INC.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4(a)	Second Amended and Restated Certificate of Incorporation of Global Power Equipment Group Inc. (filed as Exhibit 3.1 to the Registrant’s Form 10 filed with the Commission on April 30, 2010 and incorporated herein by reference).

4(b)	Certificate of Amendment, dated June 30, 2010, to Second Amended and Restated Certificate of Incorporation of Global Power Equipment Group Inc. (filed as Exhibit 3.2 to the Second Amendment to the Registrant’s Form 10 filed with the Commission on July 20, 2010 and incorporated herein by reference).

4(c)	Second Amended and Restated By-Laws of Global Power Equipment Group Inc. (filed as Exhibit 3.2 to the Registrant’s Form 10 filed with the Commission on April 30, 2010 and incorporated herein by reference).

4(d)	Global Power Equipment Group Inc. 2008 Management Incentive Plan (filed as Exhibit 10.9 to the Registrant’s Form 10 filed with the Commission on April 30, 2010 and incorporated herein by reference).

5	Opinion of Thompson Hine LLP as to the legality of the securities being registered.

23(a)	Consent of Independent Registered Public Accounting Firm.

23(b)	Consent of Thompson Hine LLP (included as part of Exhibit 5).

24	Power of Attorney.